UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-36677 (Commission File Number)	38-2063100 (IRS Employer Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

Credit Agreement; Guarantee and Collateral Agreement

The information set forth under Item 2.03 of this Report is incorporated herein by reference.

Item 1.02                                           Termination of a Material Definitive Agreement.

Second Amended and Restated Credit Agreement; Second Amended and Restated Guaranty and Security Agreement

In connection with entering into the Credit Agreement (as described below) on December 20, 2017, Diplomat Pharmacy, Inc. (the “Company”): (i) used a portion of the proceeds to repay in full its outstanding principal and interest, including the line of credit, Term Loan A and a deferred draw term loan (with an approximate aggregate principal amount outstanding of $198.2 million as of December 20, 2017), under its existing Second Amended and Restated Credit Agreement, dated April 1, 2015, with Healthcare Financial Solutions, LLC (successor to General Electric Capital Corporation) and the other parties thereto (the “Prior Credit Agreement”), and (ii) terminated each of the Prior Credit Agreement and the Second Amended and Restated Guaranty and Security Agreement, dated April 1, 2015 in favor of Healthcare Financial Solutions, LLC (successor to General Electric Capital Corporation).

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On December 20, 2017, the Company completed its previously announced acquisition (the “Acquisition”) of all of the outstanding equity interests of LDI Holding Company, LLC, a Delaware limited liability company (“LDI”), pursuant to that certain Securities Purchase Agreement and Plan of Merger, dated November 15, 2017 (the “Purchase Agreement”) by and among the Company, LDI and certain indirect equityholders of LDI (the “Sellers”) and Nautic Capital VIII, L.P., a Delaware limited partnership, solely in its capacity as Securityholder Representative.

The closing purchase price consisted of $521.4 million in cash (including cash on hand of $6.4 million) and 4,113,188 shares of Company common stock.  The closing cash consideration was funded with borrowings under the Credit Agreement (as described below). The closing cash consideration is subject to post-closing true-up adjustments for net working capital, indebtedness, cash and Sellers’ expenses.  $7.5 million of the cash portion of the closing purchase price is being held in escrow as security for specified post-closing purchase price adjustments.

All recipients of Company common stock are subject to certain lock-up restrictions on such shares for three months after the closing, with respect to fifty percent (50%) of such shares, and six months after the closing, with respect to the other fifty percent (50%) of such shares. The Purchase Agreement also requires the Company to file a registration statement with the Securities and Exchange Commission for the benefit of the Sellers with respect to the resale of the closing stock consideration.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2017, the Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent and as a lender, and the other lenders party thereto, providing for a $250.0 million revolving credit facility, a $150.0 million term loan A facility and a $400.0 million term loan B facility (the “Credit Agreement”). The Credit Agreement allows the Company to borrow, on a revolving basis, the lesser of (x) $250.0 million (as may be increased by an incremental revolving facility) and (y) an amount that will not result in the aggregate revolving exposure exceeding the aggregate revolving commitment less, in either case, the sum of (a) the aggregate amount of letter of credit obligations plus (b) the outstanding swingline loans. The Credit Agreement also provides for issuances of letters of credit up to $10.0 million and swingline loans up to $20.0 million. Additionally, the Credit Agreement permits incremental increases in the revolving credit facility and/or term facilities up to an aggregate amount of $125.0 million plus the aggregate amount of voluntary prepayments of term loans and an incurrence-

based amount resulting, on a pro forma basis (and after netting out up to $50.0 million of unrestricted cash), in a First Lien Net Leverage Ratio (as defined in the Credit Agreement) not exceeding 3.75 to 1.00.

The revolving credit and term loan A facilities will expire on December 20, 2022. The term loan B facility will expire on December 20, 2024. The credit facilities are guaranteed by substantially all of the Company’s subsidiaries and are collateralized by substantially all of the Company’s and its subsidiaries’ respective assets, with certain exceptions, pursuant to the Guarantee and Collateral Agreement, dated December 20, 2017, by and among the Company, the other loan parties, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Collateral Agreement”).

The Company may select from two interest rate options under the Credit Agreement: (a) Adjusted LIBO Rate (as defined in the Credit Agreement) plus the applicable rate or (b) Alternate Base Rate (as defined in the Credit Agreement, “ABR”) plus the applicable rate. Swingline loans may not be Adjusted LIBO Rate loans.

The applicable rate for the initial term B loan that is (i) an Adjusted LIBO Rate loan is 4.50% per annum or (ii) an ABR loan is 3.50% per annum. From December 20, 2017 through the last day of the calendar month during which financial statements for March 31, 2018 are delivered, with respect to revolving loans, the term loan A and swingline loans, the applicable rate with respect to an ABR loan is 1.50% per annum and with respect to an Adjusted LIBO Rate loan is 2.50% per annum. After such period, the applicable rate will be based on the applicable Total Net Leverage Ratio (as defined in the Credit Agreement) then in effect, such that if the Total Net Leverage Ratio is: (i) greater than or equal to 4.0 to 1.0, the applicable rate with respect to an ABR loan will be 1.50% per annum and with respect to a Adjusted LIBO Rate loan will be 2.50% per annum; (ii) greater than or equal to 3.0 to 1.0 but less than 4.0 to 1.0, the applicable rate with respect to an ABR loan will be 1.25% per annum and with respect to an Adjusted LIBO Rate loan will be 2.25% per annum; (iii) greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0, the applicable rate with respect to an ABR loan will be 1.00% per annum and with respect to an Adjusted LIBO Rate loan will be 2.00% per annum; and (iv) less than 2.0 to 1.0, the applicable rate with respect to an ABR loan is 0.75% per annum and with respect to an Adjusted LIBO Rate loan will be 1.75% per annum.

In addition to other fees, the Company will accrue a commitment fee on the daily unused portion of the revolving credit facility at the specified rate. From December 20, 2017 through the last day of the calendar month during which financial statements for March 31, 2018 are delivered, the specified rate is 0.40% per annum. After such period, the specified rate will be based on the applicable Total Net Leverage Ratio then in effect, such that if the Total Net Leverage Ratio is: (i) greater than or equal to 3.0 to 1.0, the specified rate is 0.40% per annum; (ii) greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0, the specified rate is 0.35% per annum; and (iii) less than 2.0 to 1.0, the specified rate is 0.30% per annum.

Principal repayments on the term loans will be made quarterly, in the amount of 1.25% of the initial aggregate principal balance per quarter for the term loan A and 0.25% of the initial aggregate principal balance per quarter for the term loan B, subject to reduction for prepayments.  Mandatory prepayments are required upon the occurrence of certain events, including, among other things and subject to certain exceptions, certain debt issuances, asset sales and with respect to excess cash flow.  Voluntary prepayments of the term loans are permitted subject, in the case of term loan B, to the payment of a 1.00% premium if the prepayment is funded with the proceeds of other lower priced term debt on or before December 20, 2018.

The Credit Agreement includes restrictions on, among other things and subject to certain exceptions, the Company’s ability to incur additional indebtedness and liens, pay dividends or make other distributions, redeem or purchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and transactions with affiliates.

With respect to the revolving loans and term loan A, financial performance covenants under the Credit Agreement impose (i) a cap on Total Net Leverage Ratio initially set at 6.00 to 1.0, with subsequent step downs, and (ii) a minimum Interest Coverage Ratio (as defined in the Credit Agreement) initially set at 2.75 to 1.0, stepping up to 3.00 to 1.0 after two years.

The Company has pledged the equity of substantially all of its subsidiaries as security for the obligations under the Credit Agreement. In addition, the Credit Agreement includes customary events of defaults, including, among other items, payment defaults, cross-defaults to other indebtedness and a change of control default. In case of an event of default, the administrative agent would be entitled to, among other things, accelerate payment of amounts due under the credit agreement and exercise all rights of a secured creditor on behalf of the lenders, including foreclosing on the assets and equity securities of the Company’s subsidiaries covered under the Collateral Agreement.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement and the Collateral Agreement, each dated December 20, 2017, and attached hereto as Exhibits 10.1 and 10.2, respectively, and each incorporated herein by reference.

Item 7.01                                           Regulation FD Disclosure.

On December 20, 2017, the Company announced that it completed the acquisition of LDI, which press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                                           Financial Statements and Exhibits.

(a)          Financial Statements of Businesses Acquired

The financial statements with respect to the acquisition reported in Item 2.01 of this report will be filed by an amendment to this report no later than 71 calendar days from the date this report was required to be filed.

(b)          Pro Forma Financial Information

The pro forma financial information with respect to the acquisition reported in Item 2.01 of this report will be filed by an amendment to this report no later than 71 calendar days from the date this report was required to be filed.

(d)          Exhibits

No.	Description

10.1	Credit Agreement, dated December 20, 2017, by and among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.2	Guarantee and Collateral Agreement, dated December 20, 2017, by and among the Company, the other Loan Parties, and JPMorgan Chase Bank, N.A., as Administrative Agent
99.1	Company press release dated December 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

By:	/s/ Philip R. Hagerman
Philip R. Hagerman
Chief Executive Officer

Date: December 21, 2017